Exhibit 10.18

FRANCESCA’S HOLDINGS CORPORATION

3480 WEST 12TH STREET

HOUSTON, TEXAS 77008

September 9, 2010

Dear Gene:

The purpose of this letter is to memorialize the salary and certain benefits that you are entitled to receive from Francesca’s Holdings Corporation, a Delaware corporation (the “Company”), or an applicable subsidiary of the Company, in connection with your employment with the Company or its subsidiaries. Your execution of this letter agreement (this “Agreement”) will confirm your understanding of such terms and serve as your acceptance of them.

1. Nature of Agreement and Relationship. You will be employed as the Chief Financial Officer of the Company under the supervision of the CEO and the Board of Directors of the Company (the “Board”). This Agreement does NOT represent an employment contract for any specified term. YOUR EMPLOYMENT RELATIONSHIP THUS WILL ALWAYS BE “AT WILL,” meaning that, subject to the terms hereof, either party to this Agreement may terminate your employment at any time for any lawful reason; provided, however, if your employment with the Company is terminated without “Cause” (as defined in Section 8) during the first 36 months of the Employment Period, the Company will pay you, subject to tax withholding and other authorized deductions, an amount equal to one times your “Base Salary” (as defined in Section 2) at the annualized rate in effect on the date of such termination (the “Severance Payment”). In no event will you voluntarily resign without notifying the Company of the date you intend to resign, which date must not be less than 60 days after the date the Company receives your notice.

2. Salary, Bonus and Other Compensation. For the period beginning on the date hereof and continuing until the earlier of (i) termination of your employment with the Company or (ii) 36 months beginning October 18, 2010 (the “Employment Period”), your base salary will be $325,000 per annum (the “Base Salary”). During the period beginning on the date hereof and ending December 31, 2010, the Base Salary will be pro rated on an annualized basis. You will be paid by the Company or its subsidiaries in regular installments in accordance with the Company’s or such subsidiary’s general payroll policies and practices. During the Employment Period, you will be entitled to receive an annual bonus payment of up to 60% of your annual Base Salary beginning in fiscal year 2011 (which begins February 1, 2011) based on the achievement of goals and objectives established prior to the review period and established by the Company’s Chief Executive Officer (the “CEO”). Any bonus payments shall be made in cash at the same time annual bonuses are paid to the Company’s employees generally; provided, that, you must be employed by the Company at the time the Company pays its annual bonuses generally with respect to any such fiscal year in order to be eligible for an annual bonus (and, if you are not so employed at such time, in no event shall you have been considered to have “earned” any such annual bonus). No later than thirty (30) days following the date you report for work, the Company will grant you an option (the “Equity Incentive”) to acquire up to 202,030 shares of Company’s Common Stock (equals one-half percent (1/2%) of currently issued and outstanding shares), evidenced by a stock option award agreement between you and the Company (the “Option Agreement”). The Equity Incentive shall be issued pursuant and subject to the Company’s 2010 Stock Incentive Plan. The Equity Incentive will vest in equal monthly installments (as of the last day of each month) during the period beginning on the date hereof and ending as of the fifth (5th) yearly anniversary of the date hereof, provided that you remain employed by the Company on each applicable vesting date. The Equity Incentive will not be eligible for accelerated vesting; provided, you will have an opportunity to purchase up to $100,000 of the Company’s Common Stock (based on fair market value as of the start date of your employment and such purchase will be charged against the Equity Incentive amount of 202,030 referenced above) within the first thirty (30) days of the Employment Period. The Option Agreement will provide that upon your termination for Cause, any outstanding options that you may be entitled to (whether vested or unvested) will terminate immediately upon such termination. The per-share strike price of the Equity Incentive shall be the fair market value of a share of Common Stock on the date of grant, as determined by the Board.

3. Expense Reimbursement. The Company will reimburse you for your actual out-of- pocket moving expenses in connection with your move from Amber, Pennsylvania to Houston, Texas for the purposes of the employment with the Company in an amount not to exceed $35,000 (the “Moving Expenses”). Additionally, the Company will reimburse you for reasonable expenses associated with up to 8-months (beginning with your start date) of temporary housing in Houston. You will be required to provide adequate back up documentation prior to receiving reimbursement for the Moving Expenses. Any reimbursement of Moving Expenses may be subject to required tax withholdings.

4. Withholding. All amounts payable to you as compensation hereunder shall be subject to all required and customary withholding by the Company or the applicable subsidiary of the Company.

5. Non-Solicitation. During the Employment Period and during the twelve (12) month period following your termination of employment for any reason, you agree not to directly or indirectly through any other person (i) induce or attempt to induce any employee or independent contractor of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such affiliate has been terminated.

6. Confidential Information.

(a) Obligation to Maintain Confidentiality. You acknowledge that the continued success of the Company and its subsidiaries depends upon the use and protection of a large body of confidential and proprietary information, including confidential and proprietary information now existing or to be developed in the future. “Confidential Information” will be defined as all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or its subsidiaries’ prior, current or potential business and (ii) not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data of the Company and its subsidiaries including, without limitation, designs, drawings, photographs and reports; flow charts, manuals, documentation and databases; inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; all technology and trade secrets; information concerning acquisition opportunities in or reasonably related to the Company’s or its subsidiaries’ business or industry of which you are aware or become aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during the Employment Period; development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment; and all similar and related information in whatever form. Therefore, you agree that you shall not disclose or use for your own account any of such Confidential Information, except as reasonably necessary for the performance of your duties as an employee of the Company and its subsidiaries, without prior written consent of the Board, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of your improper acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order; provided, however, that you must give the Company prompt written notice of any such legal requirement, disclose no more information than is so required, and cooperate fully with all efforts by the Company (at the Company’s sole expense) to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of the Employment Period, you agree to deliver to the Company, upon request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its subsidiaries (including, without limitation, all Confidential Information) that you may then possess or have under your control, other than such documents as are generally or publicly known other than as a result of your breach or actions in violation of this Agreement.

(b) Ownership of Intellectual Property. If you create, invent, design, develop, contribute to or improve any works of authorship, inventions, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during the Employment Period (collectively, “Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of such employment (collectively, the “Company Works”), you shall promptly and fully disclose such Company Works to the Company. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. You hereby (i) irrevocably assign, transfer and convey, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law and (ii) waive any moral rights therein to the fullest extent permitted under applicable law. You agree that you will not use any Company Works for your personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company or its subsidiaries. You agree to execute any further documents and take any further reasonable actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, all at the Company’s sole expense. Upon termination of the Employment Period, you shall deliver to the Company all originals and all duplicates and copies of all documents, records, notebooks, and similar repositories of or containing Confidential Information then in your possession, whether prepared by you or not; and at any time thereafter, if any such materials are brought to your attention or you discover them in your possession, you shall deliver such materials to the Company immediately upon such notice or discovery.

(c) Third Party Information. You understand that the Company and its subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and at all times thereafter, and without in any way limiting any provision of this Agreement, you will hold information which you know, or reasonably should know, to be Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its subsidiaries who need to know such information in connection with their work for the Company or such subsidiaries) or use, except in connection with your work for the Company or its subsidiaries, Third Party Information unless expressly authorized in writing by the Board or the information (i) becomes generally known to and available for use by the public other than as a result of your improper acts or omissions or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order.

(d) Use of Information of Prior Employers. During the Employment Period, you shall not use or disclose any Confidential Information including trade secrets, if any, of any former employers or any other person to whom you have an obligation of confidentiality, and shall not bring onto the premises of the Company or its subsidiaries any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by the former employer or person. You shall use in the performance of your duties only information that is (i) generally known and used by persons with training and experience comparable to yours and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its subsidiaries or (iii) in the case of materials, property or information belonging to any former employer or other person to whom you have an obligation of confidentiality, approved for such use in writing by such former employer or person.

(e) Disparaging Statements. During the Employment Period and at all times thereafter, you shall not disparage the Company or its subsidiaries or any of their respective investors, officers, directors, employees, agents or representatives, or any of such entities’ products or services; provided, however, that the foregoing shall not prohibit you from making any general competitive statements or communications about the Company or its subsidiaries or their businesses in the ordinary course of competition after the non-solicitation period has expired. Notwithstanding the foregoing, nothing in this Section 6(e) shall prevent you or the Company and its subsidiaries from enforcing your or their rights under this Agreement or any other agreement to which you and the Company (or any of its subsidiaries) are party, or otherwise limit such enforcement.

7. Enforcement. If, at the time of enforcement of Section 5 or Section 6, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope and the covenants should be interpreted and enforced to the maximum extent which such court deems reasonable. You agree that money damages would not be an adequate remedy for any breach of this Agreement by you and same would result in irreparable injury and damage to the Company and for which the Company would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of this Agreement by you, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages, and to the payment of all of the Company’s costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. In addition, in the event of an alleged breach or violation by you of Section 5 or Section 6, the non-solicitation period shall be tolled until such breach or violation has been duly cured. The terms of this Section 7 shall not prevent either party from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the other party.

8. Cause. For purposes of this Agreement, “Cause” exists if: (i) you for any reason are unable to render or fail to render your duties for the Company and its subsidiaries, (ii) you violate the policies or procedures of the Company or any of its subsidiaries, as such policies and procedures are adopted or modified from time to time, or you fail to follow directives of a higher level executive or the Board, (iii) you are negligent or engage in willful misconduct in connection with the performance of your duties for the Company or any of its subsidiaries, (iv) you commit any act of personal dishonesty intended to result in your personal enrichment at the expense of the Company or any of its subsidiaries or any act of fraud or misappropriation of property of the Company or any of its subsidiaries, (v) you are convicted of or have entered a plea bargain or settlement admitting guilt for any felony, (vi) you are convicted of or have entered a plea bargain or settlement admitting guilt for any misdemeanor involving financial misconduct or matters relating to the business of the Company, (vii) you are the subject of any order, judicial or administrative, obtained or issued by the United States Securities and Exchange Commission or any similar regulatory body of the United States or of any State of the United States, for any securities violation involving fraud, including, for example, any such order consented to by you in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied or (viii) there is any material breach by you of this Agreement which after a reasonable cure period under the applicable circumstances remains uncured. You have represented to the Company that you have not heretofore suffered any of the matters set forth in sub-clauses (v) through (vii) of this Section 8.

9. Entire Agreement. This Agreement constitutes your entire agreement with the Company relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or arrangements. For the avoidance of doubt, the covenants contained herein are separate and apart from any covenants not solicit set forth in any non-solicitation agreement between you and the Company (or its subsidiaries).

10. Amendment. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and you.

11. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

12. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. The losing party in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby shall pay the reasonable attorneys’ fees and costs of the prevailing party in such lawsuit or proceeding.

13. Code Section 4999. _Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, benefit or distribution of any type to or for your benefit by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless you shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any vesting of stock options or similar awards, then by reducing or eliminating any vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The provisions of this Section 13 shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation. Any determination that Total Payments to you must be reduced or eliminated and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances.

14. Code Section 409A.

(a) If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your separation from employment with the Company, you shall not be entitled to any Severance Payment until the earlier of (i) the date which is six (6) months after your separation from employment with the Company for any reason other than death, or (ii) the date of the your death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to you upon or in the six (6) month period following your separation from employment with the Company that are not so paid by reason of this Section

14(a) shall be paid (without interest) as soon as practicable (and in all events within twenty (20) days) after the date that is six (6) months after your separation from employment with the Company (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death).

(b) To the extent that any reimbursements or any benefits provided to you by the Company are taxable to you, any reimbursement payment due you shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred. You agree to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Any reimbursements to which you may be entitled are not subject to liquidation or exchange for another benefit.

(c) It is intended that any amounts payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

Signature page follows.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by executing this letter agreement in the space provided below.

Sincerely,

FRANCESCA’S HOLDINGS CORPORATION

By:	/s/ John De Meritt
John De Meritt, President/CEO

Acknowledged and agreed as of the date first above written:

/s/ Gene S. Morphis
Gene S. Morphis

8